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                                                                     Exhibit 12
                        MARSHALL & ILSLEY CORPORATION
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                                                      Years Ended December 31,
                                                        _____________________________________________________

Earnings:                                                  1989       1990       1991       1992       1993
                                                          _______    _______    _______    _______     ______

  Earnings before income taxes and cumulative
    effect of changes in accounting principles           $123,184   $104,255   $146,482   $174,457   $196,563

  Fixed charges, excluding interest on deposits            88,759     73,497     52,515     38,709     37,710
                                                          _______    _______    _______    _______     ______
      Earnings including fixed charges but excluding
          interest on deposits                            211,943    177,752    198,997    213,166    234,273

  Interest on deposits                                    273,546    297,063    271,454    190,582    145,717
                                                          _______    _______    _______    _______     ______
      Earnings including fixed charges and interest
          on deposits                                    $485,489   $474,815   $470,451   $403,748   $379,990

Fixed Charges:

  Interest Expense:

      Short-term borrowings                              $ 66,866   $ 50,763   $ 27,288    $14,600    $16,714

      Long-term borrowings                                 18,004     18,540     20,146     19,085     15,927

      One-third of rental expense for all operating
          leases (the amount deemed representative of
          the interest factor)                              3,889      4,194      5,081      5,024      5,069
                                                          _______    _______    _______    _______     ______

          Fixed charges excluding interest on deposits     88,759     73,497     52,515     38,709     37,710

      Interest on deposits                                273,546    297,063    271,454    190,582    145,717
                                                          _______    _______    _______    _______     ______

          Fixed charges including interest on deposits   $362,305   $370,560   $323,969   $229,291   $183,427

Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits                           2.39 x     2.42 x     3.79 x     5.51 x     6.21 x
  Including interest on deposits                           1.34 x     1.28 x     1.45 x     1.76 x     2.07 x

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